Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 14, 2026, pertaining to the Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan of our reports dated June 8, 2026, with respect to the consolidated financial statements of Columbus McKinnon Corporation, and the effectiveness of internal control over financial reporting of Columbus McKinnon Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 14, 2026